KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                                    2nd Floor
                           Washington, D.C. 20036-1800





                                 April 17, 1997




Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland 20852

Ladies/Gentlemen:

         You have requested our opinion as counsel to Federal Realty Investment Trust, a business trust organized under the laws of the District of Columbia with its headquarters located in Rockville, Maryland ("Trust"), in connection with a Prospectus Supplement, dated April 17, 1997 to the Trust's Prospectus, dated November 7, 1995 (registration statement No. 33-63687) ("Registration Statement") relating to the issue and sale by the Trust of a series of its debt securities entitled "Medium-Term Notes Due Nine Months or More from Date of Issue" (the "Notes"), pursuant to a distribution agreement, dated April 17, 1997 (the "Distribution Agreement") between the Trust and J.P. Morgan Securities Inc., Alex. Brown & Sons Incorporated, First Union Capital Markets Corp., Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

         We have participated in the preparation of the Registration Statement, and in connection therewith, have examined and relied upon the originals or copies of such records, agreements, documents and other instruments, including the Third Amended and Restated Declaration of Trust of the Trust ("Declaration of Trust"), the Bylaws of the Trust, the minutes of the meetings of the Trustees to date relating to the authorization for issuance of the Notes and have made such inquiries of such officer and representatives as we have deemed relevant and necessary as the basis for the opinion hereinafter set forth. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

         As to any other facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and employees of the Trust.

         Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

         The Notes have been duly authorized for issuance, offer and sale pursuant to the Distribution Agreement, and when issued, authenticated and delivered pursuant to the provisions of the Distribution Agreement and the Indenture, dated as of December 1, 1993, between the Trust and Signet Trust Company ("Indenture"), against payment of the consideration therefor, the Notes will constitute valid and legally binding obligations of the Trust enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting enforcement of creditors' rights or by general equity principles.

         To the extent that the obligations of the Trust under the Distribution Agreement and Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee, Calculation Agent and Paying Agent are, respectively, duly organized, validly existing and in good standing under the applicable laws of the jurisdictions of organization of the Trustee, Calculation Agent and Paying Agent; that the Trustee, Calculation Agent and Paying Agent are, respectively, in compliance generally with respect to acting as a trustee, calculation agent and paying agent under the Indenture and Distribution Agreement, and with all applicable laws and regulations; and that the Trustee, Calculation Agent and Paying Agent have, respectively, the requisite organizational and legal power and authority to perform their respective obligations under the Indenture and Distribution Agreement.

         We hereby consent to the filing of this opinion as an exhibit to the Trust's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 1997.

                                             Very truly yours,

                                             KIRKPATRICK & LOCKHART LLP




                                             By:   /s/ Simon M. Nadler
                                                --------------------------------
                                                   Simon M. Nadler